UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  July 13, 2012

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah	0-13316	87-0395567
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047
(Address of principal executive offices, including zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K
Item 1.01.  Entry into a Material Definitive Agreement.

On July 13, 2012, Broadcast International, Inc. (the “Company”) entered in a Note and Warrant Purchase and Security Agreement (Agreement”) for the sale of senior secured promissory notes (the “Notes”) aggregating a minimum of $1,900,000 and a maximum of $3,000,000 in principal value with various individuals and entities as holders (“Holders”).  On July 13, 2012, the Company broke escrow and received the initial funding under the Notes.

The following summarizes the principal terms of the Agreement:

The Agreement provides for the sale of a minimum of $1,900,000 and a maximum of $3,000,000 of senior secured convertible promissory notes, of which $1,900,000 has been completed and the Company is continuing efforts to sell the remaining $1,100,000 of the offering.

The principal balance of the Notes at the initial closing is $1,900,000, which bear interest at the rate of 12% per annum with principal and all accrued interest payable on or before July 13, 2013 (“Maturity Date”).  The principal of the Notes is convertible into common stock of the Company at the conversion price of $.25 per share at the option of the Holders.

The Company received net proceeds from the sale of approximately $1,000,000 in cash.  In addition, the holders of $900,000 of previously issued short term promissory notes agreed to convert their notes into the Notes.

The Agreement also contains certain covenants, which among other things restricts the Company’s ability to incur additional debt without consent of the Holders and requires the Company to utilize $700,000 of the proceeds from the sale of the Notes for continued development of the Company’s CodecSys product line.

The Company also granted to the Holders a security interest in all assets of the Company, except those subject to a security interest held by Hitachi Capital America Corp.

As additional consideration for the Loan, the Company agreed to issue to the Holders warrants (“Warrants”) to acquire up to 200,000 shares of common stock of the Company for each $100,000 of principal value of the Notes.  Such warrants have a five year life, are exercisable at $.25 per share, have reset provisions in the event the Company sells equity at less than $.25 per share and cashless exercise rights.

The Company paid its investment banker $58,000 in compensation for arranging the Loan and paid for certain legal expenses incurred for preparation of the Agreement.

The foregoing summary of the Loan is not necessarily complete and is qualified in its entirety by reference to the complete text of the Note and Form of Warrant which are included as exhibits to this Current Report on Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Information regarding the Company’s obligations under the Loan, as set forth in Item 1.01 above, is incorporated by reference in this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

On July 13, 2012, the Company entered into promissory notes (“Notes”) with  individuals and entities as holders of the Notes in consideration the payment of $1,000,000 in cash and the conversion of previously issued promissory notes with a principal balance of $900,000.  The Notes are convertible into shares of common stock of the Company at an exercise price of $.25 per share.  In addition the Company issued warrants to the holders of the notes to acquire up to 3,800,000 shares of common stock of the Company.  Such warrants have a six year life and are exercisable at $.25 per share. All of the holders of the Note and Warrants were accredited investors and were fully informed regarding their investments.  In the transactions, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2012, the Board of Directors of Broadcast International, Inc. (the “Company”), announced that Rodney M. Tiede, the President and Chief Executive Officer of the Company, had been reassigned and will continue to serve as the President of the Company and assume the job title and the responsibilities of the General Manager of the Broadcast International Networks Division.  The Board also approved the formation of an Executive Committee of the Board, composed of William Boyd, Mark Spagnolo, and Donald Harris, that will assume the chief executive officer functions for the Company.  The Executive Committee will meet with Company officers on a regular basis and will approve proposed expenditures of $5,000 or more.  The Board also announced that it will conduct a search to find a new Chief Executive Officer.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits:

10.1-	Note and Warrant Purchase and Security Agreement
10.2-	Form of Promissory Note
10.3-	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2012.

BROADCAST INTERNATIONAL, INC.
a Utah corporation

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	Chief Financial Officer